Exhibit 99.3

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR each of Proposals 1, 2 and 3.

For	Against	Abstain		For	Against	Abstain

1.  A proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 16, 2024, by and between Northwest Bancshares, Inc. and Penns Woods Bancorp, Inc., and the transactions contemplated thereby, including the merger of Penns Woods Bancorp, Inc. into Northwest Bancshares, Inc.

2. A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Penns Woods in connection with the merger.

For	Against	Abstain

3.  A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

1 U P X

      04334B

2025 Special Meeting of Shareholders of Penns Woods Bancorp, Inc.

The 2025 Special Meeting of Shareholders of Penns Woods Bancorp, Inc. will be held on

Tuesday, April 22, 2025 at 9:00 am ET, virtually via the Internet at meetnow.global/MVDHGFG.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PWOD

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of Special Meeting of Shareholders

Proxy Solicited by Board of Directors for Special Meeting – April 22, 2025

Brian L. Knepp and Michelle M. Karas, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the virtual Special Meeting of Shareholders of Penns Woods Bancorp, Inc. to be held on Tuesday, April 22, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side hereof. If no such directions are indicated, shares represented hereby will be voted FOR Proposal 1 (To adopt and approve the Agreement and Plan of Merger), Proposal 2 (To approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Penns Woods in connection with the merger) and Proposal 3 (To approve the adjournment of the special meeting, if necessary, to solicit additional proxies).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.